UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 1, 2007

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, Arizona		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2007, the Board of Directors of Insight Enterprises, Inc. (the "Company") appointed David J. Robino as a Class I Director of the Company with a term expiring at the 2007 annual meeting of stockholders, at which time Mr. Robino will stand for election. Mr. Robino will serve on two Board Committees, the Compensation Committee and the Nominating and Corporate Governance Committee. In accordance with the Company's current Board compensation arrangements, Mr. Robino will receive $15,000 per quarter for serving on the Board, an additional $2,500 per quarter for service on each Board Committee, 2,000 service-based restricted stock units with three-year vesting, annual grants of 2,500 service-based restricted stock units with three-year vesting and reimbursement for reasonable expenses.

On May 3, 2007, the Company issued a press release announcing the appointment of Mr. Robino to the Company's Board of Directors. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 and is incorporated herein by reference.

In addition, as previously disclosed, the Company announced the retirement of Stanley Laybourne, the Company's chief financial officer, secretary and treasurer. Mr. Laybourne is also a Class III Director of the Company and will retire from Board service. His retirement is expected to take effect within the next 120 days.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 1, 2007, the Board of Directors amended the Company's bylaws to provide that the number of directors on the Board of Directors shall be not less than three nor more than twelve. The range had previously been set at not less than three nor more than nine. A copy of the Company's bylaws as amended is attached as Exhibit 3.1 and is incorporated herein by this reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

May 7, 2007	By:	Stanley Laybourne

Name: Stanley Laybourne
Title: Chief Financial Officer, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

3.1	Bylaws of Insight Enterprises, Inc., as amended through May 1, 2007.
99.1	Press Release, dated May 3, 2007, issued by Insight Enterprises, Inc.